Securities and Exchange Commission
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Arcis Resources Corporation
____________________________________
(Exact name of registrant as specified in its charter)

Nevada	37-1563401
(State of incorporation or organization)	(IRS Employer Identification No.)

3000 Eagle Point Corporate Drive, Suite 300, Birmingham, Alabama	35242
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act: None.

Title of Each Class	Name of Each Exchange on Which
To Be So Registered	Each Class Is to Be Registered

Not applicable	Not applicable

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A. (c), check the following box. [ ]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A. (d), check the following box. [X]

Securities Act registration statement file number to which this form relates: ____ (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, par value $0.001 per share

Item 1.  Description of Registrant's Securities to Be Registered.

The authorized capital stock of Arcis Resources Corporation (the “Company”) consists of 200,000,000 shares of common stock, par value of $0.001 per share.

The holders of the Company’s common stock (i) have equal ratable rights to dividends from funds legally available therefore, when, as and if declared by the Company’s Board of Directors; (ii) are entitled to share in all of the Company’s assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of the Company’s affairs; (iii) do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and (iv) are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

Holders of shares of the Company’s common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of the Company’s directors.

Item 2.  Exhibits.

Exhibit
Number              Description of Document

3.1	Articles of Incorporation (filed as exhibit to S-1 (File No. 333-159577) filed with the SEC on May 29, 2009 and incorporated herein by reference).

3.2	Certificate of Amendment to Articles of Incorporation (filed as exhibit to 8-K filed with the SEC on November 19, 2010 and incorporated herein by reference).

3.3	Second Amended and Restated Bylaws (filed as exhibit to 8-K filed with the SEC on December 13, 2011 and incorporated herein by reference).

SIGNATURE

Pursuant to the requirements of Section l2 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Arcis Resources Corporation

Dated: March 28, 2012	By:	Kenneth A. Flatt, Jr.
Kenneth A. Flatt, Jr.
Chief Executive Officer

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